Exhibit 10.29

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

TRAVEL & LIFESTYLE SERVICES

OPERATING AGREEMENT

by and between

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

and

GBT III B.V.

Dated as of June 30, 2014

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.01. Certain Terms	2
Section 1.02. Construction	9

Article II

SUPPLIER AND GDS CONTRACT NEGOTIATION SERVICES

Section 2.01. Supplier/GDS Contract Negotiation and Execution	9
Section 2.02. Net Fares	13
Section 2.03. TLS Information	13
Section 2.04. Implementation and Operations	13
Section 2.05. TLS Representative Network	15
Section 2.06. Payments and Fees	15
Section 2.07. Reporting and Audit	17
Section 2.08. Top Supplier Opt-Out and Exclusion Right	17

Article III

COVENANTS

Section 3.01. Books and Records	19
Section 3.02. Legal Compliance	19
Section 3.03. Compliance with Supplier Agreements	19
Section 3.04. Further Assurances	19

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Parties	20

Article V

CONFIDENTIALITY

Section 5.01. Confidentiality	21
Section 5.02. Use of Confidential Information	21
Section 5.03. Data Protection and Security	22
Section 5.04. Return or Destruction of Confidential Information	22
Section 5.05. Notice of Disclosure of Confidential Information	23
Section 5.06. Remedies	23

i

Schedule I	Related Agreements
Exhibit I	Rules [***] and [***] Guidelines
Exhibit II	Amex Timeline for GDS Changes
Exhibit IIIA	GBT Holdco No-Cost Services
Exhibit IIIB	GBT Holdco Paid Services and Associated Costs
Exhibit IV	[***] Allocation Methodology
Exhibit V	Material Suppliers
Exhibit VI	Top Suppliers

ii

TRAVEL & LIFESTYLE SERVICES OPERATING AGREEMENT

This TRAVEL & LIFESTYLE SERVICES OPERATING AGREEMENT, dated as of June 30, 2014 (the "Effective Date"), is entered into by American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York ("Amex"), and GBT III B.V., a private company with limited liability organized under the laws of the Netherlands ("GBT Holdco") (each a "Party" and collectively the "Parties"). Capitalized terms used in this Agreement have the respective meanings assigned to them in Section 1.01.

WHEREAS, Amex, by itself and through its Affiliates, franchisees and licensees, is currently engaged in the business of providing (i) consumer travel and lifestyles products and services to its Customers and Clients (each as defined herein) through its American Express Travel & Lifestyle Services business unit (the "TLS Business") and (ii) business travel and business travel-related products and services to its Clients through its Global Business Travel business unit (the "GBT Business"), which enters into agreements with, among others, travel suppliers and distribution services providers to procure such products and services for its Clients;

WHEREAS, Amex and GBT Holdco have entered into that certain Share Purchase Agreement by and among Amex, GBT Holdco and Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands ("Juweel"), dated as of March 14, 2014 (the "Share Purchase Agreement"), and are concurrently entering into certain other transaction agreements, including (i) that certain Shareholders Agreement by and among GBT Holdco, American Express Travel Holdings Netherlands Cooperatief U.A., a cooperative organized under the laws of the Netherlands, and Juweel Investors Cooperatief U.A., a cooperative organized under the laws of the Netherlands, dated as of the Effective Date (the "Shareholders Agreement"), and (ii) other Transaction Agreements (as defined in the Share Purchase Agreement), whereby Amex has agreed to transfer, and GBT Holdco has agreed to assume, certain assets and liabilities comprising the GBT Business, and whereby Amex and GBT Holdco have agreed to terms and conditions regarding Amex's ownership and management of GBT Holdco, in each case subject to the terms and conditions thereof;

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, GBT Holdco shall continue to perform certain services, obligations and other responsibilities undertaken by the GBT Business prior to the Effective Date in order to enable Amex, the TLS Business and the TLS Reps (as defined below), to continue their respective operations and perform their respective on-going services, obligations and responsibilities to their respective Clients and Customers;

WHEREAS, the Parties acknowledge that the commitment by GBT Holdco to perform services, obligations, and other responsibilities pursuant to this Agreement is necessary to enable the transfer of the GBT Business to GBT Holdco; and

WHEREAS, the Parties wish to set forth the terms of their relationship relative to the matters described above.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.          Certain Terms. The following contains definitions of certain terms, which shall have the meanings as set forth below when used in this Agreement:

"Accessible TLS Data" shall have the meaning ascribed to it in Section 5.03.

"Action" means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"AECB" means American Express Centurion Bank.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that, for purposes of this Agreement, (i) none of Amex, Juweel or the Investor Entities shall be deemed an Affiliate of GBT Holdco or any of its Subsidiaries and (ii) GBT Holdco and each of its Subsidiaries shall not be deemed to be an Affiliate of any of Amex, Juweel or the Investor Entities. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, wither through the ownership of voting securities, by contract, or otherwise.

"Agent" means a Person's shareholder, officer, director, employee, accountant, attorney, contractor, subcontractor, representative or agent.

"Agreement" means this Travel & Lifestyle Services Operating Agreement, including all Articles, Sections, Exhibits and Schedules hereto.

"American Express Centurion® Card" means the Consumer American Express Centurion® Card issued by Amex or one of its Affiliates that is not co-branded with the mark of any other Person.

"American Express® Gold Card" means the certain consumer, small business, or corporate Cards distinguished by the prefix "Gold" issued to certain Card Members by Amex or one of its Affiliates.

"American Express Platinum Card®" means the Consumer American Express Platinum Card® issued by FSB or one of its Affiliates that is not co-branded with the mark of any other Person.

"Amex" has the meaning ascribed to it in the preamble.

"Amex Card Transaction Data" means all Data related to purchases and other transactions made using a Card issued or administrated by Amex, FSB, AECB, their respective Affiliates, or any of their co-branded credit card program partners.

"Amex End User Data" means any information, including all Amex Card Transaction Data, gathered or possessed by Amex or its Affiliates relating to transactions made by or services provided to any Amex Client, and any analysis or compilation thereof.

"Amex Competitor" means any Person that [***].

"Amex Network" has the meaning ascribed to it in Exhibit I.

"Applicable Laws" means, collectively, (a) all Laws now in effect or hereinafter enacted or adopted, in any jurisdiction, applicable to the obligations and performance of the applicable Party and its Affiliates and any and all other matters relating to the subject matter of this Agreement and (b) all judgments, requests, directives, regulatory guidance, demands or similar orders of any Governmental Authority having authority, oversight jurisdiction or similar power over any such Party or its Affiliates.

"Arbiter" means the arbitration or mediation official assigned or selected to arbitrate or mediate any dispute in accordance with the rules of the American Arbitration Association or JAMS, pursuant to Section 8.04 herein.

"ARC" means the Airline Reporting Corporation, a transaction settlement and data information services company serving travel agencies and travel suppliers.

"Average Allocation Payment" has the meaning ascribed to it in Section 2.06(b)(iv).

"Business" means any Person that is a corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity, including any Governmental Authority.

"Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Applicable Laws to remain closed.

"Business Travel Partnership" means that certain program developed by Amex and GBT Holdco, pursuant to which GBT Holdco will use TLS Reps to service certain of its middle-market Clients after the Effective Date.

"Card" means any consumer, small business, corporate or other credit or debit card issued by Amex, FSB, AECB, or any of their respective Affiliates, or any co-branded credit card program partner of Amex, FSB, AECB or any of their respective Affiliates.

"Card Member" means any holder of a Card in connection with an account with Amex, its parent companies, or any of its Affiliates.

"Claims" means collectively, all claims, demands, suits, proceedings and/or actions, actual or threatened.

"Client" means any Business that receives products or services from either Party, including travel-related products, travel program consulting, and travel booking services.

"Confidential Information" has the meaning ascribed to it in Section 5.01(a).

"Contract" means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person is otherwise bound.

"Customer" means any individual that receives products or services from either Party, including travel-related products, travel program consulting, and travel booking services.

"Data" means any data or other information, in any form or format, including interim, processed, compiled, summarized or derivative versions of such data or information that may exist in any system, database or record.

"Disclosing Party" has the meaning ascribed to in Section 5.01(a). "Dispute" has the meaning ascribed to in Section 8.04(a).

"Early Termination Date" has the meaning ascribed to it in Section 6.01(b).

"Effective Date" has the meaning ascribed to it in the preamble.

"Exclusion Right" has the meaning set forth in Section 2.08(d).

"Expiration Date" means the date five (5) years from the Effective Date, unless amended or extended pursuant to the terms hereof.

"Fair Market Share" means that industry-accepted market share benchmark, used as a guide for an air carrier's expected share in any geographic entity, individual country or country grouping.

"Fam Trips" means those training trips offered by the TLS Business to eligible employees for the purpose of familiarizing such employees with destinations, products and services offered by Amex and its providers and suppliers.

"Fine Hotels & Resorts" means the exclusive American Express luxury hotel program included as an embedded benefit for American Express Platinum Card® and American Express Centurion® Card Members.

"FSB" means American Express Bank, FSB, a federal savings bank. "GBT Business" has the meaning ascribed to it in the recitals. "GBT Holdco" has the meaning ascribed to it in the preamble.

"GDS" means each of Sabre (including Abacus), Travelport (including Apollo, Worldspan and Galileo), and Amadeus, and any other global distribution system provider agreed to in writing by the Parties.

"GDS Agreement" means each Contract between GBT Holdco, and/or Amex and/or any TLS Rep, on the one hand, and a GDS, on the other hand (and all amendments and addenda thereto), or, if Amex and/or any TLS Rep is not party to such Contract, each Contract between GBT Holdco and a GDS, on behalf of GBT Holdco, and/or Amex and/or any TLS Rep (and all amendments and addenda thereto).

"GDS Tech Funds" means an amount equal to a percentage of per segment fee or per incentive fee, as applicable, retained by the GDS that can then be used by the applicable travel agency to pay for development, change requests, consulting or other services provided by the GDS to such travel agency.

"Governmental Authority" means any United States or non-United States federal, state, provincial, regional, or local authority, legislative body, court, government, or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

"The Hotel Collection" means the exclusive American Express premium hotel program included as an embedded benefit for American Express® Gold Card, American Express Platinum Card® and American Express Centurion® Card Members.

"Indemnified Party" has the meaning ascribed to it in Section 7.01. "Indemnifying Party" has the meaning ascribed to it in Section 7.01. "Initial Term" has the meaning ascribed to it in Section 6.01.

"Intellectual Property" means all intellectual property or other proprietary rights arising under any: (a) trademarks, service marks, trade names, or other source identifiers, including all associated goodwill and any applications or registrations therefor (collectively, "Trademarks"); (b) original works of authorship, copyrights, and any registration or applications therefor; (c) patents, patents applications, and all reissues, divisions, continuations-in-part and extensions thereof; (d) computer software, including source code, object code, algorithms, databases, Data files (including all Data and collections and compilations of Data and other information) and all related documentation; (e) confidential or proprietary information, including trade secrets, know-how, and customer lists; and (f) all rights and incidents of interest in and to all noncompetition or confidentiality agreements, in each case including any all applications therefor or registrations, renewals, modifications and extensions thereof.

"International Airline Program," or "IAP" means the exclusive American Express international airline program included as an embedded benefit for American Express Platinum Card® and American Express Centurion® Card Members.

"Investor Entities" has the meaning ascribed to it in the Share Purchase Agreement.

"IATA" means the International Air Transport Association, a trade association representing certain airlines.

"Joint Client" means any current or former Client of both Parties, or any Person who is reasonably likely to become a Client of both Parties, in each case regardless of whether such Joint Client became a Client of both Parties jointly or independently of the other Party.

"Juweel" has the meaning ascribed to it in the preamble.

"Law" means any law (including common law) statute, ordinance, regulation, rule, code or other requirement or rule enacted or promulgated by any Government Authority.

"Losses" means, collectively, all claims, judgments, losses, liabilities, fines, costs, damages, settlements or expenses, including costs of investigation or litigation or other proceedings and taxes and reasonable attorneys' fees including interest and penalties recovered by a third party with respect thereto, whether or not a lawsuit has been filed.

"Marketing Funds" means any funds provided by travel suppliers to travel agencies related to marketing supplier products or services, including hard dollar funds used for marketing, TAP participation fees, or internal and external event sponsorships.

"Material Supplier" means (a) any Top Supplier and (b) any Supplier listed on Exhibit V hereto, as such exhibit is amended from time to time as a result of the good faith negotiations and mutual agreement of the Parties. Notwithstanding the foregoing, no Supplier shall be considered a "Material Supplier" for purposes of this Agreement with respect to any Contract with such Supplier that represents less than or equal to [***] of the total revenue of Amex in the aggregate with such Supplier during the preceding [***] as measured on each anniversary date of the Effective Date (and measured on the Effective Date for the first year of the Agreement).

"Membership Rewards Program" means that program through which Amex provides loyalty benefits and redemption options to Clients and/or Card Members.

"Net Fare" means a private rate for air travel offered by airlines at a wholesale price to travel providers.

"Non-Material Supplier" means any Supplier that is not a Material Supplier.

"O&D Model" has the meaning ascribed to it in Section 2.06(b)(i).

"Opt-Out Right" has the meaning set forth in Section 2.08(a).

"Outside Payment Date" has the meaning ascribed to it in Section 2.06(b)(iv).

"Pacesetters" means that supplier-sponsored program through which certain TLS Business travel counselors are recognized for their professional performance.

"Party" has the meaning ascribed to it in the preamble.

"Payment" means any transfer of money or other consideration from one Party to the other Party pursuant to or necessitated by this Agreement.

"Payment Date" means, with respect each Supplier Agreement or GDS Agreement, the date that is forty-five (45) days from the receipt by GBT Holdco of a payment and applicable supporting documentation from the Supplier or GDS, as applicable.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity, including any Governmental Authority.

"Post-Termination Period" has the meaning ascribed to it in Section 6.05.

"Preferred Extra Hotel Program" means the hotel component of the GBT Business' Preferred Extras Program.

"Promotional Content" means any promotional content, including content related to Fine Hotels & Resorts, The Hotel Collection, ad-hoc Card Member offers, International Airline Program content, the Membership Rewards Program, frequent flyer status, seat upgrades, seat class programs, and on-board amenities.

"Receiving Party" has the meaning ascribed to it in Section 5.01(a). "Related Agreements" means the Contracts set forth in Schedule I.

"Relationship Manager" means the employee of each Party primarily responsible for serving as the contact person of such Party for matters relating to this Agreement.

"Renewal Term" has the meaning ascribed to it in Section 6.01.

"Share Purchase Agreement" has the meaning ascribed to it in the recitals.

"Shareholders Agreement" has the meaning ascribed to it in the recitals.

"Sharegap" means the industry performance metric used by [***].

"Soft Dollar Funds" means any soft-dollar travel funds provided by suppliers to travel agencies, which may be intended for product familiarization, incentive and reward and recognition purposes, including travel authority cards, UATP account funds, travel vouchers, or travel certificates.

"Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the equity securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

"Supplier" means any current or prospective air, hotel/lodging, rail or car travel provider of GBT Holdco, or, if such relationship commenced prior to the Effective Date, any current or prospective air, hotel or car travel provider of Amex on behalf of the GBT Business. Following the Effective Date, if, pursuant to Section 2.01(f), Amex negotiates a regional or local agreement directly with an air, hotel or car travel provider, the definition of Supplier shall exclude such air, hotel or car travel provider unless GBT Holdco agrees otherwise in writing.

"Supplier Agreement" means each prospective or executed preferred supplier Contract, marketing Contract, incentive Contract or any other similar Contract (and all amendments and addenda thereto) that provides for fixed and/or variable compensation, such as business development fees, overrides, commissions, Marketing Funds and Soft Dollar Funds, entered into between GBT Holdco, and/or Amex and/or any TLS Rep and a Supplier, or, if Amex and/or any TLS Rep is not party thereto, each Contract between GBT Holdco and a Supplier on behalf of GBT Holdco and/or Amex and/or any TLS Rep.

"Supplier Revenue" means all amounts paid to or received by GBT Holdco under each Supplier Agreement.

"Term" has the meaning ascribed to it in Section 6.01.

"Termination Date" has the meaning ascribed to it in Section 6.01. "TLS Business" has the meaning ascribed to it in the recitals. "TLS Liaison" has the meaning ascribed to it in Section 2.04(a).

"TLS Rep" means any franchisee of the TLS Business that is part of Amex's U.S. Representative Travel Network.

"Top Supplier" means any Supplier listed on Exhibit VI hereto, as such exhibit is amended from time to time as a result of the good faith negotiations and mutual agreement of the Parties.

"Top Supplier Agreement" means a Supplier Agreement with any Top Supplier.

"Top Supplier Change" has the meaning set forth in Section 2.01(c)(ii). "Top Supplier Notice" has the meaning set forth in Section 2.01(c)(ii).

"Trademark" has the meaning ascribed to it in the definition of Intellectual Property.

"Trademark License Agreement" means that certain Trademark License Agreement by and among Amex, GBT US LLC, a limited liability company organized under the laws of the State of Delaware, and, solely for the purposes of Section 13.4 therein, GBT Holdco, dated as of the Effective Date.

"Travelink" means Travelink, American Express Travel, the TLS Rep headquartered in Nashville, Tennessee.

"U.S." means the United States of America.

Section 1.02.          Construction. As used herein, (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to the masculine gender shall include the feminine gender (and vice versa); (c) the words "include" and "including" shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and (d) all references to "herein" or like words shall refer to this Agreement. Section headings are for convenience only and are not to be construed as part of this Agreement. Unless the context of this Agreement requires otherwise, "will" and "will not" are expressions of command, not merely expressions of future intent or expectation.

Article II

SUPPLIER AND GDS CONTRACT NEGOTIATION SERVICES

Section 2.01.          Supplier/GDS Contract Negotiation and Execution. Subject to Applicable Law and the consent of each Supplier or GDS, as applicable (as described in Section 2.01(b)), and in accordance with the terms and conditions herein, GBT Holdco acknowledges and agrees that, during the Term, it shall (i) negotiate with each Supplier and GDS for all Supplier Agreements and GDS Agreements, as applicable, on behalf of itself, Amex and each TLS Rep, as applicable, (ii) use commercially reasonable efforts to include Amex as a party to each Supplier Agreement and GDS Agreement (and all amendments and addenda thereto) that GBT Holdco enters into during the Term, and (iii) use commercially reasonable efforts to ensure that Amex and/or the TLS Reps, as applicable, will be included as a beneficiary or beneficiaries, as applicable, to each such Supplier Agreement and GDS Agreement (and all amendments and addenda thereto), in the event that GBT Holdco is unable to include Amex as a party thereto (as described in clause (ii) above).

(a)            TLS Reps.

(i)               with respect to each Supplier Agreement that includes any TLS Rep as a beneficiary thereto as of the Effective Date, GBT Holdco shall, in a manner consistent with the practices of the GBT Business prior to the Effective Date, continue to negotiate with the applicable Supplier on behalf of such TLS Reps and enter into any amended or new Supplier Agreement with such Supplier on behalf of such TLS Reps,

(ii)              with respect to each GDS Agreement that includes any TLS Reps as a beneficiary thereto as of the Effective Date, GBT Holdco shall, in a manner consistent with the practices of the GBT Business prior to the Effective Date, continue to negotiate with the applicable GDS on behalf of such TLS Reps and enter into any amended or new GDS Agreement with such GDS on behalf of such TLS Reps.

(b)           Supplier/GDS Consent. Prior to commencing any negotiations relating to a Supplier Agreement or a GDS Agreement, as described in this Section 2.01, GBT Holdco shall obtain the consent of the applicable Supplier or GDS to allow GBT Holdco to negotiate and enter into such prospective Contract (or amendments or addenda thereto, if applicable) on behalf of itself, Amex and/or the TLS Reps, for such prospective Contract; provided that if such consent is not given, (i) GBT Holdco shall have the right to continue negotiations with such Supplier or GDS without including Amex and/or the TLS Reps as beneficiaries thereto, and (ii) Amex shall have the right to negotiate directly on behalf of itself and/or the TLS Reps with such Supplier or GDS and enter into any Contract with such Supplier or GDS, without GBT Holdco as a party or beneficiary thereto.

(c)            Amex Participation.

(i)               prior to commencing any negotiations with any Material Supplier or GDS regarding a new Supplier Agreement or GDS Agreement, as applicable, or an amendment or addendum to an existing Supplier Agreement or GDS Agreement, as applicable, GBT Holdco shall use commercially reasonable efforts provide to Amex prior written notice of its intention to enter such negotiations and shall consult with Amex throughout such negotiations to ensure GBT Holdco has the Data and information necessary to negotiate effectively on behalf of Amex and/or the TLS Reps;

(ii)              prior to commencing any negotiations with any Top Supplier regarding entry into a new Top Supplier Agreement or an amendment, extension or renewal of an existing Top Supplier Agreement (each, a "Top Supplier Change"), GBT Holdco shall provide prior written notice thereof to Amex (the "Top Supplier Notice"). The Top Supplier Notice shall be provided at least thirty (30) days prior to commencement of such negotiations but in no event later than twelve (12) months prior to the natural termination or expiration of such Top Supplier Agreement on its terms; provided that, for any Top Supplier Agreement that is in effect as of the Effective Date and is scheduled to expire on its terms on or prior to the twelve (12) month anniversary of the Effective Date, GBT Holdco shall provide the Top Supplier Notice to Amex as early as practicable after the Effective Date. The Top Supplier Notice shall contain a high-level summary of the proposed terms of such Top Supplier Agreement, including the expected length of the term and other material operational terms thereof;

(iii)             for all Supplier Agreements with Non-Material Suppliers, GBT Holdco shall provide Amex with quarterly updates including the current terms of all such Supplier Agreements and any relevant information regarding the status of any open or ongoing negotiations. The type of information to be provided in these quarterly updates and the format shall be as mutually agreed on by the Parties;

(iv)             for all GDS Agreements, to the extent that GBT Holdco continues to negotiate GDS Tech Funds with the applicable GDS, it shall use commercially reasonable efforts to include Amex requests and projects for GDS Tech Funds in such negotiations, consistent with the practice of the GBT Business and the TLS Business prior to the Effective Date;

(v)              prior to the execution of any new or amended Supplier Agreement or GDS Agreement negotiated by GBT Holdco on behalf of Amex and/or the TLS Reps pursuant to this Agreement, regardless of whether such Supplier is a Material Supplier or a Non- Material Supplier, GBT Holdco shall provide copies of such Supplier Agreement or GDS Agreement to Amex. For the avoidance of doubt, Amex agrees that GBT Holdco may provide electronic copies of such Supplier Agreements or GDS Agreements to Amex in accordance with Section 8.03, including by electronic mail, to satisfy the obligation set forth in this Section 2.01(c)(v); and

(vi)             notwithstanding the foregoing, Amex shall have no right to participate, and GBT Holdco shall have no obligation to include Amex, in any negotiations between GBT Holdco or its Affiliates and any Supplier or GDS conducted pursuant to this Agreement after the Effective Date; provided, however, that GBT Holdco shall continue to include Amex in Supplier and GDS negotiations in which Amex participated prior to the Effective Date (e.g., [***]), but only as, and to the extent that, Amex participated prior to the Effective Date; provided, further, that in no event shall the foregoing be read to eliminate GBT Holdco's obligation to negotiate and enter into Supplier Agreements and GDS Agreements on behalf of Amex and/or TLS Reps, as applicable.

(d)           Equal Terms. GBT Holdco shall use commercially reasonable efforts to ensure that Amex and the TLS Reps, to the extent covered by the applicable GDS Agreement or Supplier Agreement, have access to all applicable Supplier and GDS products and services provided to GBT Holdco under the Supplier Agreements and the GDS Agreements on the same commercial terms as set forth therein.

(e)           Nationality. Each Supplier Agreement or GDS Agreement negotiated by GBT Holdco on behalf of Amex and/or the TLS Reps, as applicable, pursuant to this Agreement shall include each country in which GBT Holdco operates immediately prior to the Effective Date, and GBT Holdco shall, upon written request from Amex, use commercially reasonable efforts to extend such agreements to cover any additional countries in which Amex operates the TLS Business; provided that such Supplier or GDS has the power and authority to operate in such countries, that such extension does not violate any Applicable Law and Amex agrees to reimburse GBT Holdco for any additional costs incurred by GBT Holdco in connection with such extension.

(f)            Agreements/Arrangements in Effect. GBT Holdco shall, throughout the Term, (i) ensure it has a GDS Agreement with each GDS in full force and effect and (ii) use commercially reasonable efforts to ensure that it has a Supplier Agreement in place or under negotiation, or an arrangement in place or under negotiation, with each Material Supplier, in each case during the Term and consistent with the practice of the GBT Business prior to the Effective Date.

(g)           Exclusivity. Prior to the earlier of the expiration of this Agreement and the date on which either Party delivers to the other Party a written notification of termination of this Agreement pursuant to Section 6.01(b) -Section 6.04 hereto, GBT Holdco shall be the exclusive party negotiating and contracting with any Supplier or GDS with respect to any Supplier Agreement or GDS Agreement, as applicable, on behalf of Amex and each TLS Rep (to the extent such TLS Rep is a beneficiary of any Supplier or GDS Agreement with Amex or GBT Holdco prior to the date hereof), as beneficiary or beneficiaries, as applicable, and, except as described herein, Amex shall not directly negotiate with any Supplier with respect to any Supplier Agreement or with any GDS with respect to any GDS Agreement, provided, however, that Amex may directly negotiate and execute Contracts:

(i)                with any Supplier or GDS solely for Promotional Content, in a manner consistent with past practice between the TLS Business and the GBT Business prior to the Effective Date;

(ii)              with any Supplier, at any time and in its sole discretion, in the event that Amex requires incremental funds for specific events including Pacesetters, Fam Trips, and ad-hoc training opportunities in a manner consistent with past practice between the TLS Business and the GBT Business prior to the Effective Date;

(iii)             with any Supplier, in its reasonable discretion and upon prior written notice to GBT Holdco, in the event that such Supplier prohibits or restricts Amex from performing certain actions on behalf of Amex's Customers which has an adverse effect on Amex, provided that such negotiations shall be specifically limited to the issue of Amex having the right to perform such actions on such Customers' behalf;

(iv)             with any Supplier, at any time and in its sole discretion, in the event that such Supplier is no longer a preferred supplier (as such term is understood in the travel industry) of GBT Holdco and continues to be, in Amex's sole discretion, a preferred supplier of Amex;

(v)              with any regional or local Supplier, with the prior written consent of GBT Holdco (which shall not be unreasonably withheld, delayed or conditioned);

(vi)             with any GDS for any product offered by such GDS, provided that GBT Holdco has either (A) notified Amex that it is not interested in obtaining such product for its own use prior to Amex engaging in such negotiations and it will not negotiate for such product on behalf of TLS and/or TLS Reps, as applicable; or (B) not responded to Amex's request for approval to negotiate directly with such GDS for such product within thirty (30) days of receipt thereof; provided, further, that if GBT Holdco is interested in obtaining such product for its own use after receipt of Amex's request for approval, GBT Holdco will immediately commence negotiations with the applicable GDS to obtain such product on behalf of itself and Amex and/or TLS Reps, as applicable;

(vii)            with any Supplier for any product offered by such Supplier, provided that GBT Holdco has either (A) notified Amex that it is not interested in obtaining such product for its own use prior to Amex engaging in such negotiations or (B) not responded to Amex's request for approval to negotiate directly with such Supplier for such product within thirty (30) days of receipt thereof; provided, further, that if GBT Holdco is interested in obtaining such product for its own use after receipt of Amex's request for approval, GBT Holdco will immediately commence negotiations with the applicable Supplier to obtain such product on behalf of itself and Amex and/or TLS Reps, as applicable;

(viii)          with any Top Supplier upon exercising its Opt-Out Right with respect to such Top Supplier or upon GBT Holdco exercising its Exclusion Right with respect to such Top Supplier; and

(ix)             as otherwise set forth in Section 2.01(b), Section 2.02, Section 3.03 and Exhibit IIIA.

(h)           GBT Holdco acknowledges and agrees that the exclusivity restrictions set forth in Section 2.01(g) apply solely to Supplier Agreements and GDS Agreements negotiated by GBT Holdco on behalf of the TLS Business of Amex and/or the TLS Reps and does not apply to any other business unit or division of Amex or the American Express Company.

(i)             Amex shall provide notice to GBT Holdco prior to engaging in any discussions or negotiations with a Supplier regarding (A) any form of alternative compensation including direct connect, directed search or travel content search providers or (B) any topics that would adversely affect the ability of GBT Holdco to negotiate Supplier Agreements with such Supplier. For the avoidance of doubt, the restrictions set forth in this Section 2.01(i) shall not apply to any discussions between Amex and any Supplier regarding matters described in Section 2.01(g)(i) through (ix).

Section 2.02.          Net Fares. GBT Holdco and Amex agree to negotiate in good faith to reach an agreement governing Amex's access, process and settlement with respect to a Net Fares program. The Parties shall continue such discussions for no less than sixty (60) days following the Effective Date. In the event the Parties reach an agreement with respect to such Net Fares program, GBT Holdco and Amex shall define and document the specific Net Fare program support that GBT Holdco shall provide to Amex and define and agree on the economics related to such Net Fare program support. If the Parties are unable to reach an agreement within ninety (90) days following the Effective Date, then Amex may negotiate, directly on behalf of itself (and any TLS Reps) and enter into any Contract with such Net Fares Supplier with respect to Net Fares, notwithstanding the exclusivity provisions contained herein.

Section 2.03.          TLS Information

(a)            Amex shall provide GBT Holdco mutually agreed-upon Data to assist GBT Holdco in negotiating Supplier Agreements and GDS Agreements on behalf of Amex and/or the TLS Reps.

(b)           Notwithstanding anything in this Agreement to the contrary, GBT Holdco shall not provide [***] with any Data of any TLS Reps received by GBT Holdco pursuant to this Agreement, including any non-aggregated Data of any TLS Rep, and GBT Holdco shall not make such Data accessible to [***].

Section 2.04.          Implementation and Operations.

(a)            Dedicated TLS Account Liaison. GBT Holdco shall hire and fund at no cost to Amex a dedicated TLS Business account liaison that is recommended and approved by Amex (the "TLS Liaison"). Commencing on the Effective Date, the TLS Liaison will be responsible for day-to-day interactions with Amex, including ensuring (i) Amex is informed of the status of all Supplier and GDS negotiations and (ii) the applicable GBT Holdco personnel has accurate and complete Data of Amex to assist such GBT Holdco personnel in such negotiations on behalf of Amex and/or the TLS Reps.

(b)           Access to GBT Holdco Programs. GBT Holdco shall provide Amex access to GBT Holdco programs, including the Preferred Extras Hotel Programs, to the extent GBT Holdco has access to such programs to the extent such Suppliers permit such access, and shall ensure that Amex IATA numbers are included in the filing of such programs by the applicable participating Suppliers; provided that Amex shall adhere to the terms and conditions of GBT Holdco's agreements related to such programs.

(c)           Content Display. As between GBT Holdco and Amex, Amex shall have the right, in its sole discretion, to determine (i) which content is displayed at its point of sale (both online and offline), (ii) how such content is displayed and (iii) the order of the search results for such content all of which will be consistent with past practice prior to the Effective Date.

(d)           GDS Discretion. Each of Amex and each TLS Rep, shall have the right, in its sole discretion, to choose the GDS it uses to provide travel and travel-related services to their respective Customers and Clients, as applicable, provided that Amex provides written notice to GBT Holdco of its intention to change a then-current GDS used by Amex or any TLS Reps at least twelve (12) months prior to the effective date of such change and provided, further, that any such TLS Rep is not otherwise contractually bound to GBT Holdco or the applicable GDS to not make such change. GBT Holdco acknowledges and agrees that (i) Amex intends to change GDSs in accordance with Exhibit II attached hereto, and (ii) the foregoing shall constitute Amex's compliance with the notification requirements set forth in this Section 2.04(c) with respect to the GDS changes set forth in Exhibit II.

(e)            GDS Interaction/Assistance. Notwithstanding anything herein to the contrary, subject to Applicable Laws and the terms and conditions of the applicable GDS Agreement, Amex shall have the right to interact on a daily basis with any GDS for the purpose of discussing issues unrelated to the negotiation of any GDS Agreement (other than those GDS Agreements that Amex is permitted to negotiate directly with the GDSs in accordance with the terms and conditions described herein), including technology-related issues (including implementation and integration of Amex systems with the applicable GDS systems), products and service-level agreements, in each case consistent with and to the extent that such interactions were conducted prior to the Effective Date. With respect to each GDS Agreement that, as of the Effective Date, contains a provision requiring the applicable GDS, at GBT Holdco's or Amex's request, to provide reasonable assistance to Amex in connection with the implementation and integration of its systems with the applicable GDS systems and products, GBT Holdco will use commercially reasonable efforts to assist Amex in obtaining such assistance from such GDS. With respect to each GDS Agreement that, as of the Effective Date, does not contain such a provision, GBT Holdco shall use commercially reasonable efforts to include such a "reasonable assistance" provision described above in the first renewal, amendment or addendum to a GDS Agreement that is effective on or after the Effective Date. With respect to each GDS Agreement to be entered into following the Effective Date, GBT Holdco shall use commercially reasonable efforts to include such a "reasonable assistance" provision described above in any such GDS Agreement.

Section 2.05.          TLS Representative Network.

(a)            Rules of Engagement for Business Travel. GBT Holdco shall, and Amex shall cause the applicable TLS Reps to, comply with the rules of engagement attached hereto as Exhibit I, which rules of engagement may be modified by mutual written agreement of the Parties from time to time.

(b)           Current Business Travel Support. GBT Holdco shall provide the following support to the applicable TLS Reps for TLS Reps' relationships with GBT Holdco or its Clients, as applicable, during the Term, in each case to the extent and on substantially the same terms as the GBT Business provided support to such TLS Reps prior to the Effective Date: (i) provide access to the Preferred Extras Hotel Program; (ii) continue to use [***] to support GBT Holdco's business under the Business Travel Partnership, consistent with past practice prior to the Effective Date; (iii) provide access car rental corporate discount rates; and (iv) provide the TLS Reps the ability to use the GDS Agreement with [***], provided that, with respect to TLS Reps that, as of the Effective Date, do not have the ability to use the GDS Agreement with [***], GBT Holdco shall be required to use commercially reasonable efforts to provide such TLS Reps with such access; and provided, further, that any additional costs incurred by GBT Holdco in connection with its efforts to provide such TLS Reps such access shall be promptly reimbursed by Amex.

(c)            Additional Business Travel Support. GBT Holdco shall use commercially reasonable efforts to provide to the TLS Reps such services and support as the Parties may mutually agree upon to assist such TLS Reps in the provision of business travel services to their respective Clients. Such services shall be (i) implemented pursuant to a mutually agreed-upon implementation schedule and (ii) provided at a mutually agreed-upon reasonable cost to Amex or the applicable TLS Rep. For the avoidance of doubt, nothing herein shall create any obligation for GBT Holdco to provide any such services if the Parties cannot mutually agree on the cost of such services; provided, however, that GBT Holdco acknowledges that if it does not agree to provide such service to a TLS Rep or the Parties cannot mutually agree on a reasonable cost to Amex or the applicable TLS Rep for such service, such TLS Rep shall have the right to obtain such service from any third party.

Section 2.06.          Payments and Fees.

(a)           GBT Holdco Compensation.

(i)               No-Cost Services. GBT Holdco acknowledges and agrees that the services provided to Amex and the TLS Reps hereunder, including those described in Exhibit IIIA hereto, are at no cost to either Amex or the TLS Reps, other than (i) those costs set forth in the Transition Services Agreement (as defined in the Share Purchase Agreement) and (ii) those costs set forth in Section 2.05(c) and Section 2.06(a)(ii) herein.

(ii)              Paid Services. Amex acknowledges and agrees that (i) it shall pay to GBT Holdco negotiation support compensation for certain services GBT Holdco shall provide to Amex and the TLS Reps under the terms of this Agreement after the Effective Date, in an amount equal to such payments from the TLS Business to the GBT Business prior to the Effective Date, as specified in Exhibit IIIB, and (ii) any additional services provided by GBT Holdco to Amex and/or the TLS Reps, as applicable, including services in excess of those set forth herein, which shall be at a reasonable cost mutually agreed upon by the Parties.

(b)           Amex Compensation.

(i)               Supplier Agreements. With respect to each Supplier Agreement, on or prior to each Payment Date, GBT Holdco shall pay Amex an amount equal to the amount that would be owed to Amex according to the allocation methodology set forth in Exhibit IV hereto, which reflects the allocation methodology used by the TLS Business and the GBT Business as of the Effective Date to determine the TLS Business's share of revenue received by the GBT Business under Supplier Agreements. In the event that an air Supplier determines that it will change the compensation model that it uses to compensate travel agencies (including GBT Holdco and Amex) based on the specific origin and destination of the air travel booked (the "O&D Model"), GBT Holdco shall pay to Amex its share of all amounts received by GBT Holdco according to the O&D Model, net of any applicable fees or offsets attributable to such payment that are imposed by the Supplier. Notwithstanding the foregoing, during the Term, GBT Holdco shall not request that airline Suppliers change or modify the methodology for compensation from a revenue-based model to a O&D Model without Amex's prior written consent; provided, however, for the avoidance of doubt, nothing in the foregoing shall prevent GBT Holdco from entering into any Contract contemplating such a change or modification if an airline Supplier initiates or requests such change or modification.

(ii)              GDS Agreements. With respect to each GDS Agreement, on or prior to each Payment Date, GBT Holdco shall pay Amex an amount equal to the per booking incentives or per segment incentives, as applicable, set forth in each GDS Agreement, for each Amex booking and each TLS Rep booking on each GDS during the immediately preceding calendar quarter, net of any fees or offsets attributable to such incentives imposed by the applicable GDS. In the calculation of amounts due Amex under this Section 2.06(b)(ii), GBT Holdco shall use a rate of payment that is proportional to the rate of incentive payment to GBT Holdco under the applicable GDS Agreement (e.g. if [***] of GBT Holdco's segment incentives are paid at [***] and [***] of GBT Holdco's segment incentives are paid at a rate of [***], then [***] of Amex's segment incentives will be paid at [***] and [***] of Amex's segment incentives will be paid at a rate of [***]). In addition, GBT Holdco acknowledges and agrees that, if Amex moves all or a portion of its business from one GDS to another GDS, and the applicable GDS Agreement provides for additional incentive payments and/or bonuses to be paid in connection with such change, such incentive payments and bonuses shall be paid to Amex in full from the applicable GDS or from GBT Holdco, net of any fees or offsets imposed by the applicable GDS.

(iii)             Marketing, Soft Dollar and GDS Tech Funds. With respect to each Supplier Agreement that includes an obligation of the Supplier to provide Marketing Funds, Soft Dollar Funds, GDS Tech Funds and/or any other similar funds to GBT Holdco, on or prior to each Payment Date, GBT Holdco shall allocate Amex an amount equal to Amex's share of the total Marketing Funds, Soft Dollar Funds and other similar funds received by or otherwise accrued to GBT Holdco from each such Supplier during the immediately preceding calendar quarter, to be calculated under the same allocation methodology used to determine the TLS Business share of such funds prior to the Effective Date. In the event that GBT Holdco negotiates GDS Tech Funds from any GDS, GBT Holdco shall make allocations and payments of such GDS Tech Funds to Amex, in a manner consistent with the practice of the GBT Business and the TLS Business prior to the Effective Date and Amex shall have complete and absolute discretion on how, where and when to use such GDS Tech Funds, provided that such use is in compliance with the terms of the applicable GDS Agreement; and provided, further, that, to the extent Amex's intended use of such GDS Tech Funds would be reasonably construed to be inconsistent with the terms of the applicable GDS Agreement, Amex shall have the right to enter into direct negotiations with the applicable GDS, which negotiations shall be specifically limited to the issue of Amex obtaining rights to such intended use. Consistent with past practice, Amex shall inform GBT Holdco of the amount of GDS Tech Funds allocated to Amex it wishes to use, and GBT Holdco shall promptly direct the GDS to release and transfer such GDS Tech Funds to an account designated by Amex. The allocation of the Marketing Funds, Soft Dollar Funds and other similar funds shall be subject to the terms (if any) set forth by the applicable Supplier, which such terms shall govern in the event of a conflict between its intended allocation and the methodology listed in the prior sentence. No differing methodology will be used to reallocate such funds after they are received by GBT Holdco.

(iv)             With respect to any payment due from GBT Holdco to Amex described in Section 2.06(b)(i), Section 2.06(b)(ii) and Section 2.06(b)(iii), in the event GBT Holdco does not receive, within thirty (30) business days of the applicable Payment Date, supporting documentation relating to the payment from the applicable Supplier or GDS, GBT Holdco shall notify Amex that it has not received such supporting documents and use commercially reasonable efforts to obtain the relevant supporting documentation. GBT Holdco shall further notify Amex when it receives the relevant supporting documentation and shall make the required payment to Amex as soon as practicable after receiving such supporting documentation. Notwithstanding the foregoing, in the event GBT Holdco does not receive, within nine (9) months of the applicable Payment Date (the "Outside Payment Date"), supporting documentation relating to the payment from the applicable Supplier or GDS, GBT Holdco shall pay to Amex within ten (10) business days of the applicable Outside Payment Date an amount equal to the total payment received from such Supplier or GDS multiplied by a percentage equal to Amex's average percentage share of the payments received from such Supplier or GDS on the applicable preceding four (4) Payment Dates (the "Average Allocation Payment"); provided that in the event Amex has not received payments from such Supplier or GDS, as applicable, on any of the preceding four (4) Payment Dates, the Average Allocation Payment shall be equal to the total payment received from such Supplier or GDS multiplied by the average percentage share of payments attributable to Amex from such Supplier or GDS, as applicable, as reasonably estimated by GBH Holdco, and provided, further, once the relevant supporting documentation is received by GBT Holdco subsequent to the applicable Payment Date in which an Average Allocation Payment is made, within thirty (30) days of the end of the relevant fiscal quarter, Amex or GBT Holdco, as applicable, shall make a true-up payment to the other Party in an amount equal to the difference between the Average Allocation Payment and the total amount that Amex would have received on the applicable Payment Date if such supporting documentation had been available.

Section 2.07.      Reporting and Audit.

(a)        Reporting. During the term of any Supplier Agreement or GDS Agreement, as applicable, notwithstanding the termination of this Agreement, GBT Holdco shall provide Amex access to any reporting available using GBT Holdco's then-current systems reflecting GBT Holdco's and Amex's performance under the terms of all Supplier Agreements and GDS Agreements, as applicable, including GBT Holdco, Amex and the TLS Reps sales and revenue by Supplier and GDS, country-specific volume data by Supplier, and Sharegap for each Supplier. Following any written request of Amex for Supplier and GDS reporting not otherwise in the possession of GBT Holdco, GBT Holdco shall use commercially reasonable efforts to provide such Supplier and GDS reporting to Amex, as applicable. Any such additional Supplier and GDS reporting provided by GBT Holdco to Amex shall be provided at the sole cost and expense of Amex at a cost mutually agreed upon by the Parties.

(b)       Audit. During the term of any Supplier Agreement or GDS Agreement, as applicable, notwithstanding the termination of this Agreement, GBT Holdco shall afford to Amex (or a mutually agreed-upon Agent of Amex) and their auditors access to all of the books, records and properties of GBT Holdco, during normal business hours, and upon reasonable advance notice, to enable Amex to audit the performance of GBT Holdco under this Agreement, including Section 3.02, as well as documentation substantiating (i) the amounts received by GBT Holdco from each Supplier, (ii) distribution methodology used by GBT Holdco in determining payments due to Amex hereunder, (iii) the amounts paid to Amex under this Agreement, and (iv) the terms of each Supplier Agreement and GDS Agreement. GBT Holdco shall provide reasonable cooperation and assistance to any such Persons, including permitting such Persons to make copies of such books and records and to discuss all aspects of GBT Holdco's business related to this Agreement with any Agents of Amex, and GBT Holdco shall provide to Amex responses to all written requests for information regarding GBT Holdco's performance under this Agreement; provided, however, that such audit, investigation, and preparation of responses shall not unreasonably or adversely impact GBT Holdco's regular operations and business. Such audit shall be completed at Amex's sole expense.

Section 2.08.      Top Supplier Opt-Out and Exclusion Right.

(a)        Notwithstanding anything to the contrary in this Agreement, in the event that Amex receives a Top Supplier Notice from GBT Holdco pursuant to Section 2.01(c)(ii) indicating an intended Top Supplier Change that would cause a Top Supplier Agreement to expire or naturally terminate on a date later than December 31, 2017, following the receipt of such Top Supplier Notice, Amex (on behalf of itself and each TLS Rep, as applicable) may, in its sole discretion, decline to be a party to, be included as a beneficiary under, or otherwise be bound by the terms of, such Top Supplier Agreement (the "Opt-Out Right") and Amex shall have no obligations with respect thereto. Amex shall notify GBT Holdco of its exercise of the Opt-Out Right in writing. In the event Amex receives, pursuant to Section 2.01(c)(ii), a Top Supplier Notice prior to the twelve (12) month anniversary of the Effective Date for any Top Supplier Agreement that is in effect as of the Effective Date and is scheduled to expire on its terms on or prior to the twelve (12) month anniversary of the Effective Date, Amex may only exercise its Opt-Out Right no later than three (3) months following the receipt of such Top Supplier Notice except as set forth in Section 2.08(b).

(b)        If, following delivery of a Top Supplier Notice, GBT Holdco reasonably determines that the terms set forth in such Top Supplier Notice have materially changed in the course of negotiations, GBT Holdco shall provide notice to Amex of the new terms, including the expected length of the term and other material operational terms thereof, and Amex shall provide any objections thereto reasonably promptly.

(c)        With respect to each Top Supplier Notice, in the event that Amex does not exercise its Opt-Out Right following the receipt thereof, GBT Holdco shall, no less than ten (10) Business Days prior to its entry into the definitive Top Supplier Agreement described in such Top Supplier Notice, provide an electronic copy of such Top Supplier Agreement to Amex. In the event that Amex determines, in its reasonable discretion exercised in good faith, that such Top Supplier Agreement contains terms that are materially different than those set forth in the such Top Supplier Notice, Amex may exercise its Opt-Out Right and Amex shall have no obligations with respect to such Top Supplier Agreement; provided that (i) Amex shall provide GBT Holdco notice of its decision to exercise its Opt-Out Right within three (3) Business Days of Amex's receipt such copy of such Top Supplier Agreement, (ii) in the event that GBT Holdco does not agree, in its reasonable discretion exercised in good faith, with Amex's determination under this Section 2.08(b), GBT Holdco shall have the right to hold a telephonic meeting with Amex, which meeting shall include the Chief Executive Officer of the American Express Company to resolve such disagreement, as promptly as reasonably practicable but in no event later than three (3) Business Days following the day Amex provides GBT Holdco notice of its decision to exercise its Opt-Out Right.

(d)       Following Amex's exercise of its Opt-Out Right with respect to any Top Supplier, GBT Holdco may exclude Amex (including applicable TLS Reps) from being a party to or otherwise benefiting from any and all new Top Supplier Agreements or any extension or renewal of any and all existing Top Supplier Agreements (a "Exclusion Right"), provided that (A) GBT Holdco shall notify Amex in writing no later than twelve (12) months prior to the date on which such exclusion will take effect and (B) the exercise by GBT Holdco of its Exclusion Right with respect to any Top Supplier Agreement shall not have no effect on any other Top Supplier Agreement.

(e)        Following the exercise of an Opt-Out Right or Exclusion Right with respect to any Top Supplier Agreement, Amex (including TLS Reps) shall continue to enjoy the same rights and benefits, to the same extent and on the same terms, as applicable prior to the such exercise, until such time as such Top Supplier Agreement expires or terminates on its terms or is extended or is renewed; provided that, following GBT Holdco's exercise of an Exclusion Right with respect to any Top Supplier Agreement, if GBT Holdco intends to enter into such renewal or extension of such Top Supplier Agreement prior to the end of the then-current term of such Top Supplier Agreement, GBT Holdco shall provide Amex prior written notice thereof no later than twelve (12) months prior to the effective date of such extension or renewal.

(f)         Except as described in this Section 2.08, Amex's exercise of its Opt-Out Right and GBT Holdco's exercise of its Exclusion Right with respect to any Top Supplier Agreement shall not alter the terms or otherwise impact Amex's rights and benefits under any other Top Supplier Agreement.

(g)        For the avoidance of doubt, in no event shall an exercise by Amex of its Opt-Out Rights or the exercise by GBT Holdco of its Exclusion Rights be considered a termination of this Agreement.

Article III

COVENANTS

Section 3.01.      Books and Records. Each Party shall maintain complete and detailed financial, administrative and other books and records relating to this Agreement until the later of (a) one (1) year following the expiration or termination of this Agreement and (b) the period of continuing performance under Article VI.

Section 3.02.      Legal Compliance. Each Party represents, warrants and covenants that it shall comply with and perform its obligations hereunder in compliance with all Applicable Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended, as well as the rules and regulations and terms and conditions of the Airlines Reporting Corporation, the Bank Settlement Plan, the International Air Transport Association, and the International Airlines Travel Agent Network, and their successors, as applicable; provided, however, that if any Governmental Authority seeks to access any Confidential Information, the Parties shall comply with the provisions of Article V herein.

Section 3.03.      Compliance with Supplier Agreements. In the event that (a) GBT Holdco in good faith reasonably believes, or GBT Holdco receives notification from a Supplier that, with respect to any Supplier Agreement to which Amex is a beneficiary, Amex's actions constitute material noncompliance with the terms and obligations thereof, (b) GBT Holdco provides prompt written notice thereof to Amex and (c) Amex fails, within thirty (30) days of receipt of such notice, to cure such noncompliance, then GBT Holdco may, in its sole discretion, by prior written notice to Amex, revoke Amex's beneficiary rights under such Supplier Agreement, provided that, following such revocation, Amex shall have the right to negotiate, directly on behalf of itself (and any TLS Rep) with the applicable Supplier and enter into any Contract with such Supplier.

Section 3.04.      Further Assurances. GBT Holdco shall, at its own expense upon the reasonable request of Amex, duly execute and deliver, or cause to be duly executed and delivered, to Amex, such further instruments, and do and cause to be done such further acts, as may be necessary or proper in the reasonable opinion of Amex to carry out more effectively the provisions and purposes of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.      Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that:

(a)        Organization. Such Party is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and all necessary material governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

(b)        Authority; Validity of Agreement. Such Party has the requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Party hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

(c)        Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws or similar organizational documents of such Party, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, suspension, cancellation or acceleration) under, or trigger an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by such Party, or require any consent under, or result in the creation of any encumbrance on any of its material property or assets pursuant to any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which such Party or by which it or any of its respective properties or assets, may be bound or (iv) violate any Applicable Law which such Party, any of its Subsidiaries or any of their properties or assets may be subject to, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances which would not, individually or in the aggregate, have a material adverse effect on such Party.

(d)       Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Party, threatened against or involving such Party or any of its Affiliates that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay any of the aspects of the performance of any of its obligations under this Agreement.

(e)        No Other Representations. Except as to matters expressly covered in this Article IV or in any Related Agreements, each Party hereby disclaims all other representations, warranties and guarantees, whether express or implied.

Article V

CONFIDENTIALITY

Section 5.01.      Confidentiality.

(a)        For purposes of this Agreement, "Confidential Information" means, with respect to each of the Parties and their respective Affiliates, information of a confidential or proprietary nature that the receiving Party or its Affiliates (the "Receiving Party") receive from the other Party or its Affiliates (the "Disclosing Party") in the performance of or in connection with this Agreement, including any Data related to any Client of either Party or their respective Affiliates; information related to any patents, know-how, designs, formulas, processes, technology, plans, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to the business of either Party or their respective Affiliates; information concerning any of the Parties' or their respective Affiliates' past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future Clients or business prospects.

(b)        Each Party and, if applicable, their respective Affiliates shall preserve the strictest confidence of all the terms of this Agreement and all Confidential Information using at least the same degree of care as it employs in maintaining in confidence its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

(c)        The foregoing confidentiality obligations shall not apply to information that is: (i) already known and free of any restriction on the Receiving Party prior to the date of disclosure thereof by the Disclosing Party; (ii) subsequently learned on a non-confidential and lawful basis from an independent third party not bound by this Agreement; (iii) already in or hereafter becomes part of the public domain through no fault of the Receiving Party; (iv) expressed in writing by the Disclosing Party to be non-confidential; (v) mutually deemed in writing to be non-confidential by the Parties pursuant to this Agreement; (vi) in an aggregate form not attributable to the Disclosing Party; or (vii) required by Applicable Law to be disclosed; provided, however, that if not prohibited by Applicable Law and if practicable, the Receiving Party shall (A) give prompt written notice of any such request or requirement to the Disclosing Party, and the Confidential Information of the Disclosing Party it believes it is required to disclose; and (B) cooperate to the extent practicable with the Disclosing Party, at the Disclosing Party's expense, with any reasonable efforts of the Disclosing Party to avoid or minimize such disclosure and/or obtain confidential treatment thereof or other protective order. If the Disclosing Party is unable to obtain a protective order of confidential treatment, the Receiving Party may disclose the Disclosing Party's Confidential Information without breach of this Agreement.

Section 5.02.      Use of Confidential Information.

(a)        Except with the prior written consent of the Disclosing Party, the Receiving Party shall not use or disclose any Confidential Information to any Person except in connection with the performance of its obligations or exercise of its rights under this Agreement, provided that the Receiving Party shall not use any of the Disclosing Party's Confidential Information for any purpose, other than that the Receiving Party may disclose the Disclosing Party's Confidential Information to its Affiliates, or Agents, including its legal and financial consultants (but only insofar as those people or entities require access to such Confidential Information to enable the Party to fulfill its obligations under this Agreement), and provided, further, that such Affiliates, Agents and consultants comply with the confidentiality provisions set forth in this Article V and elsewhere in this Agreement and any Related Agreement. The Receiving Party shall not take any other action with respect to the other Party's Confidential Information inconsistent with the confidential and proprietary nature of such information.

(b)        Notwithstanding anything in this Agreement to the contrary (except as set forth in this Section 5.02), Amex Card Transaction Data shall not be disclosed, sold, assigned, leased, or otherwise provided by GBT Holdco or any of its Affiliates to any Person, or otherwise used by GBT Holdco or any of its Affiliates, to the extent such Amex Card Transaction Data identifies, or is capable of identifying, (i) Card Members, either individually or as a Card Member; (ii) the value, number or nature of transactions conducted by Card Members or Joint Clients; or (iii) transactions made using Cards or a specific type of Card (as opposed to transactions generally).

Section 5.03.      Data Protection and Security. Amex shall have the right, in its sole discretion, to determine which of its Confidential Information GBT Holdco will be able to access from Amex, Suppliers, or GDSs ("Accessible TLS Data") and the scope of such access; provided that such Accessible TLS Data must be sufficient to enable GBT Holdco to perform its obligations under this Agreement effectively. Accessible TLS Data will only be given to GBT Holdco employees that had received prior written approval of an Amex Executive Vice President, and who specifically require access to Accessible TLS Data in the course of performing GBT Holdco's obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, GBT Holdco shall in no event use Accessible TLS Data or any other Data or information it received, before or after the Effective Date, from Amex, or any Supplier or any GDS in respect of Amex transactions, for any purpose other than to perform the specific services detailed in this Agreement, including using such Data or information to target American Express Card Members for marketing purposes, without the consent of Amex. GBT Holdco shall not request any Amex data from any suppliers other than Suppliers for purposes of performing its obligations under this Agreement. Amex may request that GBT Holdco comply with additional data protection or security measures, provided that if such measures are inconsistent with GBT Holdco's standard data protection and security measures and are not otherwise required by any other Related Agreement, such measures shall be provided at a cost mutually agreed upon by the Parties.

Section 5.04.      Return or Destruction of Confidential Information. Each Party and, if applicable, their respective Affiliates, shall return Confidential Information of the other Party or its Affiliates, or destroy it, upon the termination or expiration of this Agreement, subject to Applicable Laws requiring its retention and any provisions of this Agreement allowing retention of Data, and in the case of electronic Data, automatic back-up procedures, and each Party shall certify to the other Party in writing that such Confidential Information has been destroyed within ten (10) days of such destruction. To the extent that a Party or its Affiliates retains Confidential Information of the other Party or its Affiliates following the termination or expiration of this Agreement, as permitted by this Agreement, such Confidential Information shall continue to be subject to the requirements of this Article V.

Section 5.05.      Notice of Disclosure of Confidential Information. In the event that either Party learns that Confidential Information of the other Party or its Affiliates has been disclosed to or accessed by an unauthorized Person, such Party shall give reasonably prompt notice of such event to the other Party's Relationship Manager.

Section 5.06.      Remedies.

(a)        Without prejudice to any other rights or remedies that a Party may have under this Agreement, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article V, that the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision, and that no proof of special damages shall be necessary for the enforcement of the rights under this Article V.

(b)       The obligations contained in this Article V shall survive the termination of this Agreement.

Article VI

TERM AND TERMINATION

Section 6.01.      Term and Renewal.

(a)        This Agreement shall be effective as of the Effective Date. The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date (the "Initial Term"), and shall thereafter automatically renew for additional two-year terms (each, a "Renewal Term" and, together with the Initial Term, the "Term"), unless (i) terminated earlier pursuant to Section 6.01(b), Section 6.02, Section 6.03, Section 6.04, or Section 8.10; or (ii) either Party provides written notice of non-renewal to the other Party at least six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

(b)        Notwithstanding the foregoing, Amex shall have the right to terminate this Agreement, effective as of the last day of the third contract year of the Term (the "Early Termination Date"), by providing written notice thereof to GBT Holdco at least six (6) months prior to the Early Termination Date. If Amex fails to provide such notice, the Agreement shall remain in effect until at least the end of the Initial Term.

Section 6.02.      Termination for Breach/Insolvency. Either Party may terminate this Agreement, effective immediately, upon written notice to the other Party thereof, if the other Party (a) has committed a material breach of its obligations under this Agreement and has failed to cure such material breach within sixty (60) days of receipt by the other Party of written notice thereof; (b) has liquidated or dissolved; or (c) becomes or is adjudicated insolvent, is unable to meet or has ceased paying its debts generally as they become due, is subject to any insolvency or bankruptcy proceeding, makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation.

Section 6.03.      Termination by Agreement. The Parties shall have the right to terminate this Agreement by mutual written consent at any time.

Section 6.04.      Termination for Specific Events. Amex may terminate this Agreement immediately, upon written notice to GBT Holdco, if:

(a)        GBT Holdco fails to pay any undisputed amounts due in accordance with the terms of this Agreement;

(b)       GBT Holdco acquires, merges or enters into a Contract with any Amex Competitor without the consent of Amex, other than Contracts entered into in the ordinary course of business with a business travel Client of GBT Holdco;

(c)        Amex at any time triggers the "Step-Down" provision of Section 8.2(a) of the Trademark License Agreement (as that term is understood in the Trademark License Agreement);

(d)        Juweel at any time triggers the "Step-Down" provision of Section 8.2(b) of the Trademark License Agreement (as that term is understood in the Trademark License Agreement); or

(e)       (i) the "Enterprise Compliance Period" in the Shareholder's Agreement (as defined therein) expires, or (ii) the Shareholder's Agreement is terminated.

GBT Holdco shall provide written notice to Amex as much in advance of the occurrence of any event set forth in Sections 6.04(b)—(e) as reasonably practicable.

Section 6.05.      Survival.

(a)        Post-Termination. Upon the earlier of (i) receipt by GBT Holdco of a notice of termination pursuant to Section 6.01(b)-Section 6.04 herein and (ii) the termination or expiration of this Agreement for any reason, (A) GBT Holdco shall not renew any Supplier Agreement or GDS Agreement on behalf of Amex and/or any TLS Reps following the then-current term of such Supplier Agreement or GDS Agreement, as applicable, and (B) GBT Holdco shall not negotiate any Contract with any Supplier or GDS which would, or would reasonably be expected to, hinder or otherwise obstruct the ability of Amex to conduct business with such, or any other, Supplier or GDS. Following the termination or expiration of this Agreement for any reason (other than a termination of this Agreement by Amex under Section 6.02), each Party shall continue to perform its obligations under this Agreement until, with respect to each Supplier Agreement and GDS Agreement, the end of the then-current term of each Supplier Agreement or each GDS Agreement, as applicable (each, a "Post-Termination Period"). GBT Holdco's payment obligations to Amex under this Agreement shall continue following the termination or expiration of this Agreement for transactions made with Suppliers and GDSs during the Term and each Post-Termination Period, as applicable, until all amounts due Amex in respect of such transactions have been paid in full.

(b)       The following provisions of this Agreement shall survive the termination of this Agreement for any reason: Section 1.01, Section 1.02, Section 2.06, Section 2.07, Section 3.01, Section 3.02, Article V, Section 6.05, Article VII, Section 8.04, Section 8.05, Section 8.06, Section 8.07, Section 8.08, and Section 8.14.

Article VII

INDEMNIFICATION

Section 7.01.      Mutual Indemnification. Subject to Section 7.03, each Party hereto (the "Indemnifying Party") will indemnify, defend and hold harmless the other Party and any Affiliate or Agent of the other Party (collectively, the "Indemnified Party"), from and against any and all Losses that result from, arise out of, relate to or are incurred by reason of or on account of, a third-party Claim due to: (i) the Indemnifying Party's or its Affiliate's or its Agent's failure to perform its duties or obligations under this Agreement; (ii) the gross negligence or willful or intentional misconduct of the Indemnifying Party or its Affiliates or its Agents in the course of the performance of its or their duties and obligations under this Agreement; (iii) the Indemnifying Party's or its Affiliate's or Agent's breach of any representation, warranty or covenant hereunder; or (iv) the failure of the Indemnifying Party (including its Affiliates and Agents that perform on behalf of the Indemnifying Party hereunder) to comply with its obligations set forth in Section 3.02.

Section 7.02.      Indemnification Procedures.

(a)        Each Indemnified Party shall promptly notify the Indemnifying Party in respect of any Losses of which the Indemnified Party becomes aware which may give rise to a right of indemnification pursuant to Section 7.01. If an Indemnified Party fails to give prompt notice of any such Losses to the Indemnifying Party, such failure shall not limit the liability of the Indemnifying Party, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby.

(b)        Each Indemnifying Party shall have the right to defend or settle any Losses for which it is obligated to indemnify an Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Action without the Indemnified Party's prior written approval where such settlement would involve an admission of wrongdoing, continuing liability or diminution of rights or increase of obligations assumed by the Indemnified Party under this Agreement or require the Indemnified Party to pay any amounts to any Person.

(c)        Each Indemnified Party shall have the right to participate in the defense of any Claims at its own expense and with its own counsel.

(d)       Each Party shall reasonably cooperate with the other Party to defend, settle or investigate any Claims or potential Claims made by any Person against such Party on the basis of any alleged act or failure to act, whether or not such Claims are subject to indemnification hereunder, provided that the requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses incurred in complying with this Section 7.02.

Section 7.03.      Limitations of Liability.

(a)       NOTWITHSTANDING ANY OTHER PROVISIONS HEREOF, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, NOR FOR ANY LOST PROFITS, LOST REVENUES, LOST SAVINGS OF LOST BUSINESS RELATING TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

(b)        Notwithstanding anything else in this Agreement to the contrary, no Party shall be liable in connection with a Claim made against it for any Losses to the extent that:

(i)                 the Loss that is the subject of such Claim has already been recovered in respect of another Claim or is a Loss for which the Indemnified Party has been compensated or otherwise made good; or

(ii)                such Claim relates to a Claim for which indemnity or other alternative remedies are provided for under any other Related Agreement and such remedies have not yet been exhausted thereunder.

Section 7.04.      Remedies Cumulative. Subject to any other provision of this Agreement stating otherwise (including any exculpatory provisions), the remedies provided for in this Agreement shall be cumulative and shall not preclude assertion by any Party hereto of any other rights or the seeking of any other remedies against the other Party.

Article VIII

MISCELLANEOUS

Section 8.01.      Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as otherwise specifically provided in this Agreement.

Section 8.02.      Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 8.03.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if mailed, delivered personally, sent by facsimile (which is confirmed), by electronic mail (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

To Amex:

American Express Travel Related Services Company, Inc.

Three World Financial Center

200 Vesey Street

New York, New York 10285-3500

Attn: Executive Vice President, American Express Travel & Lifestyle Services

With an informational copy to:

General Counsel's Office

American Express Travel Related Services Company, Inc.

Three World Financial Center

200 Vesey Street

New York, New York 10285-4900

Attn: Managing Counsel, U.S. Consumer Services

To GBT Holdco:	GBT III B.V. Hoogoorddreef 15 Atlas-Arena 1101 BA Amsterdam Attn: General Counsel’s Office and William Glenn
With an informational copy to:	Juweel Investors Limited 119 West 40th Street, 12th Floor New York, NY 10018 Attn: Secretary

Section 8.04.      Mediation and Arbitration.

(a)        The Parties agree that any and all disputes, claims or controversies arising out of or related to this Agreement, including any Claims under any Applicable Law ("Disputes"), shall be submitted to mediation. If a Dispute is not resolved through mediation within forty-five (45) days from such submission, it shall be submitted for binding arbitration upon the demand of either Party. Any mediation and/or arbitration shall take place in the State of New York, New York County, and shall be administered by, and pursuant to the rules of, the American Arbitration Association or JAMS, upon the election of the Party asserting the Dispute. In the event of any inconsistency between this Section 8.04 and any rule of the arbitration organization, this Section 8.04 will control. Except as otherwise provided for herein, neither Party will have the right to litigate Disputes.

(b)       DISPUTES SHALL BE ARBITRATED ON AN INDIVIDUAL BASIS. THERE SHALL BE NO RIGHT OR AUTHORITY FOR ANY DISPUTES TO BE ARBITRATED ON A CLASS ACTION BASES OR IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF THE GENERAL PUBLIC OR OTHER ENTITIES SIMILARLY SITUATED. Furthermore, Disputes brought by either Party against the other Party may not be joined or consolidated in arbitration with Disputes brought by or against any third party, unless agreed to in writing by all Parties. The Arbiters' authority to resolve Disputes and to make awards is limited to Disputes between the Parties alone, and is subject to the limitations of liability set forth in this Agreement. No arbitration award or decision shall be given preclusive effect as to issues or claims in any Dispute with anyone who is not a Party to the arbitration. The mediation/arbitration proceedings and all documentation and/or information related to such processes shall be deemed confidential. All offers, promises, conduct and statements, whether written or oral, made in the course of the negotiations and arbitration by any of the Parties, their Agents, experts, and by the Arbiters', are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or arbitration. Should any portion of this subclause (b) be stricken from this Agreement or deemed otherwise unenforceable, then this entire Section 8.04 shall not apply, other than this sentence.

(c)        Notwithstanding the foregoing, the Parties expressly agree that a mediation or an arbitral tribunal appointed hereunder or under any of the Related Agreements may exercise jurisdiction with respect to Disputes or controversies arising under, out of, relating to or in connection with this Agreement and any of the Related Agreements, which are related by common questions of law or fact that could result in conflicting awards or obligations, and the Parties expressly consent to the consolidation of arbitrations commenced hereunder and/or under one or more of the Related Agreements. When arbitrations are consolidated as contemplated herein, they shall be consolidated into the mediation or arbitration that commenced first, unless otherwise agreed by the Parties.

(d)        Subject to the second sentence of subclause (e) below, the Parties shall be equally responsible for paying the mediation and arbitration fees (including filing, administrative, hearing and/or other fees) incurred hereunder, provided by the rules of the arbitration organization selected in accordance with this Section 8.04.

(e)        The Parties agree that the Arbiters' decision shall be final and binding. The provisions of this Section 8.04 may be enforced in a court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses incurred in obtaining the enforcement of this provision to be paid to the Party against whom enforcement is ordered.

(f)         Subject to Section 8.05, either Party shall have the right to seek equitable relief (i) in arbitration prior to the arbitration proceedings to enforce the status quo, and (ii) in a court to enforce the confidentiality provisions set forth in Article V. For the avoidance of doubt, nothing in this Section 8.04 shall prevent either Party from seeking an injunction against the unauthorized use or disclosure of that Party's or its Affiliates' Intellectual Property or Confidential Information in accordance with Article V. The Parties shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law (without being required to post a bond or other security or provide special proof, which requirement GBT Holdco agrees to waive).

(g)       This arbitration provision is made pursuant to a transaction involving interstate commerce, and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, as it may be amended.

Section 8.05.      Governing Law; Jurisdiction and Venue.

(a)       This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction.

(b)        Any Dispute arising out of, relating to or in connection with this Agreement other than those submitted to an Arbiter in accordance with Section 8.04, including, any Dispute regarding the validity or termination of this Agreement, or the performance or breach of this Agreement, shall be brought exclusively in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case, in a court sitting in New York County, and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally:

(i)                 consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(ii)                waives all right to trial by jury in any Action;

(iii)               agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 8.03; and

(iv)               agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 8.06.      Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the Parties' entire agreement on and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights, benefits or remedies hereunder or thereunder.

Section 8.07.      Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of such invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a Governmental Authority of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable in a jurisdiction, such term or provision shall be fully severable from this Agreement and this Agreement shall be construed and enforced in such jurisdiction as though such invalid, void or unenforceable term or provision never comprised a part hereof. Furthermore, the Parties shall negotiate in good faith to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable in the relevant jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision in such jurisdiction.

Section 8.08.      Intellectual Property. Except as otherwise expressly provided in this Agreement or otherwise mutually agreed in writing by the Parties, nothing in this Agreement shall have the effect of granting to or vesting in either Party any Intellectual Property or any other right, title or interest in or to any information, Data (including in the case of Amex, the Amex End User Data), materials, ideas, strategies, concepts or policies of, or any work provided, devised, developed or created by, the other Party in relation to this Agreement or otherwise owned by the other Party.

Section 8.09.      Extension; Waiver. Any Party may, on its own behalf, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.10.      Force Majeure. If any Party is unable to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, terrorism, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability (labor strikes, lockouts or other labor issues shall not be deemed to be beyond a Party's reasonable control). Upon the occurrence of any such force majeure event, the disabled Party shall promptly notify the other Party in writing of the occurrence thereof, the extent of its inability to perform its obligations under the Agreement as a consequence thereof, the expected duration of such inability to perform, and of any material developments that appear reasonably likely to further adversely affect the ability of the disabled Party to perform any of its obligations under this agreement in whole or in part. If a Party is unable to perform its obligations under this Agreement as a consequence of a force majeure event as described above for more than six (6) months, then the other Party shall have the right to terminate this Agreement immediately upon written notice.

Section 8.11.      Assignment.

(a)        Subject to_Error! Reference source not found., neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)       Either Party may assign this Agreement or its rights or obligations hereunder or delegate the performance of its obligations hereunder to any of its Affiliates to perform the obligations upon written notice to the other Party, provided, however, that (i) such assignment shall not in any manner limit or affect assignor's obligations hereunder; (ii) such assignment shall be valid only for so long as such assignee remains an Affiliate of the assigning Party; and (iii) such assignee may not assign the rights or obligations hereunder to any other party. Notwithstanding the foregoing, in no event may GBT Holdco assign any of its rights or obligations or delegate the performance of its obligations hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

Section 8.12.      Subcontracting. Neither Party may subcontract any of their services, responsibilities or duties hereunder without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall prevent either Party from delegating responsibilities under this Agreement to any of its Affiliates. In the event that any services, responsibilities, or duties under this Agreement are subcontracted, the subcontracting Party shall remain fully responsible for the performance of all obligations under this Agreement notwithstanding any subcontracting. Notwithstanding the foregoing, in no event may GBT Holdco subcontract any of its services, responsibilities or duties hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

Section 8.13.      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when the two or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, ".pdf' or other electronic transmission will be as effective as delivery of a manually executed counterpart of this Agreement,

Section 8.14.      Relationship of the Parties. The Parties acknowledge that nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship or association between the Parties or any of their Affiliates, and that neither Party can take any action which is legally binding on the other without the prior written consent of the Party to be charged, except as expressly provided for herein; the Parties expressly disclaim such relationship and agree that they are acting solely as independent contractors hereunder.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, Amex and GBT Holdco have caused this Agreement to be executed and delivered as of the date and year first written above.

AMEX:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation

By:	/s/ Claire M. Bennett
Name.	Claire M. Bennet
Title:	Executive Vice President/General Manager, American Express Travel & Lifestyle Services

GBT HOLDCO:

GBT III B.V., a Netherlands private company with limited liability

By:	/s/ William H. Glenn
Name: William H. Glenn
Title: President and Chief Executive Officer

[Signature Page to Travel & Lifestyle Services Operating Agreement]